Exhibit 99.1

Power Solutions International, Inc	201 Mittel Drive
Wood Dale, Illinois 60191
www.psiengines.com

Power Solutions International Announces First Quarter

2021 Financial Results

WOOD DALE, Ill., May 12, 2021 — Power Solutions International, Inc. (the “Company”) (OTC Pink: PSIX), a leader in the design, engineering and manufacture of emission-certified engines and power systems, announced first quarter 2021 financial results.

First Quarter 2021 Financial Results

Sales for the first quarter of 2021 were $100.2 million, a decrease of $4.9 million, or 5%, compared to the comparable quarter last year as a result of sales declines of $24.9 million and $2.8 million in the energy and industrial end markets, respectively, partly offset by a $22.8 million increase in the transportation end market. The decreased sales within the energy end market were primarily attributable to lower demand for the Company’s power generation products, including demand response products, and those used in the oil and gas industry. Lower industrial end market sales were primarily due to reduced demand within the material handling/forklift industry. Significantly higher transportation end market sales are primarily due to increased sales of products used in the medium duty truck market, partly resulting from lower volume levels in the same period last year due to the acceleration of the shipment of certain engines during the fourth quarter of 2019, as discussed in the Company’s Form 10-K for the year-ended December 31, 2020, which negatively impacted sales in the first quarter of 2020. The higher transportation end market sales were partly mitigated by lower demand for products used in the school bus market.

Gross profit decreased by $10.6 million, or 60%, in the first quarter of 2021 compared to the same period last year. Gross margin in the first quarter of 2021 was 7.1% versus 16.9% last year, primarily due to higher warranty expenses largely within the transportation end market, material cost increases, unfavorable product mix and the impact of lower volume, partly mitigated by cost savings driven by reductions in the production facility workforce and other actions to improve manufacturing operations. For the first quarter of 2021, warranty costs were $6.8 million (net of supplier recoveries of $1.9 million), an increase of $5.1 million, including $4.1 million of charges for adjustments to preexisting warranties, as compared to warranty costs of $1.7 million (net of supplier and insurance recoveries of $1.2 million), including $0.7 million of charges for adjustments to preexisting warranties for the three months ended March 31, 2020.

Operating expenses increased by $1.3 million, or 6%, versus the comparable period in 2020, primarily due to higher selling, general and administrative costs, in large part attributable to increased legal costs related to the Company’s indemnification obligations of former officers and employees as a result of the exhaustion of its directors’ and officers’ insurance during the early part of 2020, among other factors. Partly offsetting the increase in operating expenses were lower research, development and engineering expenses.

Interest expense increased $0.9 million in the first quarter of 2021 as compared to the comparable period last year due in part to higher outstanding debt levels and the amortization of deferred financing costs related to the December 2020 amendment of the senior secured revolving credit agreement with Standard Chartered Bank, partly offset by a lower interest rate during the first quarter of 2021.

Income tax expense was $0.4 million for the first quarter of 2021 compared to an income tax benefit of $4.0 million last year. The tax benefit for the first quarter of 2020 was primarily attributable to the impact of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) enacted during the quarter, which allowed the Company to elect bonus depreciation for the 2018 and 2019 tax years, carryback net operating losses to earlier years, and immediately refund AMT credits, as well as a change in the deferred tax liability related to an indefinite-lived intangible asset.

Net loss was $18.2 million, or a loss of $0.79 per share, versus a net loss of $0.7 million, or $0.03 per share for the comparable prior year period. Adjusted net loss was $13.0 million, or Adjusted loss per share of $0.56, versus Adjusted net loss of $0.7 million, or Adjusted loss per share of $0.03 for the first quarter of 2020. Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) was a loss of $8.5 million compared to Adjusted EBITDA of $2.6 million for the first quarter of 2020.

See “Non-GAAP Financial Measures” below for the Company’s definition of Adjusted net income (loss), Adjusted earnings (loss) per share, EBITDA and Adjusted EBITDA and the financial tables that accompany this release for reconciliations of these measures to their closest comparable GAAP measures.

Debt and Liquidity

The Company’s total debt was approximately $131 million at March 31, 2021, while cash and cash equivalents were approximately $23 million. These amounts reflect the net impact of customer prepayments of approximately $6 million.

The Company’s fully-drawn, $130 million credit agreement with Standard Chartered Bank matures the earlier of March 25, 2022, or the demand of Standard Chartered. The Company continues to work with its strategic partner and majority stockholder, Weichai, to explore longer term financing options with its current and other lenders.

Outlook for 2021

The Company continues to expect its sales for the full year of 2021 to be at least 15 percent above 2020 levels as a result of anticipated growth across all of its end markets. The growth is projected to occur in the second, third and fourth quarters of 2021, as compared to the corresponding 2020 quarters. Additionally, profitability is expected to improve during 2021 on a year-over-year basis. Notwithstanding this positive outlook, which is being driven in part by expectations for improved economic conditions within the United States and across various of the Company’s markets, the Company cautions that significant uncertainty still remains as a result of the ongoing COVID-19 pandemic.

Management Comments

Lance Arnett, chief executive officer, commented, “Our first quarter 2021 financial results were reflective of certain headwinds, including charges for warranty costs which impacted our margins. We are intently focused on improving our warranty exposure through various initiatives, including a refinement of our engineering validation and reliability programs to drive improved quality, and among others through seeking reimbursement where possible. Additionally, we recently appointed a chief quality officer to lead our quality team and spearhead these initiatives. This is a new executive leadership position at PSI that reports to me.”

“As we look to the remainder of the year, we continue to be optimistic that we will see an improvement in demand and expect our sales in each of the second, third and fourth quarters to show healthy increases as compared to our first quarter.”

About Power Solutions International, Inc

.Power Solutions International, Inc. (PSI) is a leader in the design, engineering and manufacture of a broad range of advanced, emission-certified engines and power systems. PSI provides integrated turnkey solutions to leading global original equipment manufacturers and end-user customers within the energy, industrial and transportation end markets. The Company’s unique in-house design, prototyping, engineering and testing capacities allow PSI to customize clean, high-performance engines using a fuel agnostic strategy to run on a wide variety of fuels, including natural gas, propane, gasoline, diesel and biofuels.

PSI develops and delivers powertrains purpose-built for medium-duty trucks and buses including school and transit buses, work trucks, terminal tractors, and various other vocational vehicles. In addition, PSI develops and delivers complete power systems that are used worldwide in stationary and mobile power generation applications supporting standby, prime, demand response, microgrid, and co-generation power (CHP) applications; and industrial applications that include forklifts, agricultural and turf, arbor care, industrial sweepers, aerial lifts, irrigation pumps, ground support, and construction equipment. For more information on PSI, visit www.psiengines.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding the current expectations of the Company about its prospects and opportunities. These forward-looking statements are entitled to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934. The Company has tried to identify these forward-looking statements by using words such as “anticipate,” “believe,” “budgeted,” “contemplate,” “estimate,” “expect,” “forecast,” “guidance,” “may,” “outlook,” “plan,” “projection,” “should,” “target,” “will,” “would,” or similar expressions, but these words are not the exclusive means for identifying such statements. These statements are subject to a number of risks, uncertainties, and assumptions that may cause actual results, performance or achievements to be materially different from those expressed in, or implied by, such statements.

The Company cautions that the risks, uncertainties and other factors that could cause its actual results to differ materially from those expressed in, or implied by, the forward-looking statements, include, without limitation: the impact of the ongoing COVID-19 pandemic could have on the Company’s business and financial results; the Company’s ability to continue as a going concern; the Company’s ability to raise additional capital when needed and its liquidity; uncertainties around the Company’s ability to meet funding conditions under its financing arrangements and access to capital thereunder; the potential acceleration of the maturity at any time of the loans under the Company’s uncommitted senior secured revolving credit facility through the exercise by Standard Chartered Bank of its demand right; the timing of completion of steps to address, and the inability to address and remedy, material weaknesses; the identification of additional material weaknesses or significant deficiencies; risks related to complying with the terms and conditions of the settlements with the Securities and Exchange Commission (the “SEC”) and the United States Attorney’s Office for the Northern District of Illinois (the “USAO”); variances in non-recurring expenses; risks relating to the substantial costs and diversion of personnel’s attention and resources deployed to address the internal control matters; the Company’s obligations to indemnify past and present directors and officers and certain current and former employees with respect to the investigations conducted by the SEC and the criminal division of the USAO, which will be funded by the Company with its existing cash resources due to the exhaustion of its historical primary directors’ and officers’ insurance coverage; the ability of the Company to accurately forecast sales, and the extent to which sales result in recorded revenues; changes in customer demand for the Company’s products; volatility in oil and gas prices; the impact of U.S. tariffs on imports from China on the Company’s supply chain; the impact of increasing warranty costs and the Company’s ability to mitigate such costs; any delays and challenges in recruiting key employees consistent with the Company’s plans; any negative impacts from delisting of the Company’s common stock par value $0.001 from the NASDAQ Stock Market and any delays and challenges in obtaining a re-listing on a stock exchange; and the risks and uncertainties described in reports filed by the Company with the SEC, including without limitation its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and the Company’s subsequent filings with the SEC.

The Company’s forward-looking statements are presented as of the date hereof. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Power Solutions International, Inc.

Philip Kranz

Director of Investor Relations

+1 (630) 451-5402

Philip.Kranz@psiengines.com

Results of operations for the three months ended March 31, 2021 compared with the three months ended March 31, 2020 (UNAUDITED):

(in thousands, except per share amounts)	For the Three Months Ended March 31,
	2021	2020	Change	% Change
Net sales	$100,171	$105,097	$(4,926)	(5)%
Cost of sales	93,101	87,383	5,718	7%

Gross profit	7,070	17,714	(10,644)	(60)%
Gross margin %	7.1%	16.9%	(9.8)%
Operating expenses:
Research, development and engineering expenses	6,224	6,752	(528)	(8)%
Research, development and engineering expenses as a % of sales	6.2%	6.4%	(0.2)%
Selling, general and administrative expenses	15,811	13,890	1,921	14%
Selling, general and administrative expenses as a % of sales	15.8%	13.2%	2.6%
Amortization of intangible assets	634	763	(129)	(17)%

Total operating expenses	22,669	21,405	1,264	6%

Operating loss	(15,599)	(3,691)	(11,908)	NM
Other expense, net:
Interest expense	2,161	1,274	887	70%
Other income, net	—	(211)	211	(100)%

Total other expense, net	2,161	1,063	1,098	103%

Loss before income taxes	(17,760)	(4,754)	(13,006)	NM
Income tax expense (benefit)	390	(4,042)	4,432	(110)

Net loss	$(18,150)	$(712)	$(17,438)	NM

Loss per common share:
Basic	$(0.79)	$(0.03)	$(0.76)	NM
Diluted	$(0.79)	$(0.03)	$(0.76)	NM

Non-GAAP Financial Measures:
Adjusted net loss *	$(12,956)	$(671)	$(12,285)	NM
Adjusted loss per share *	$(0.56)	$(0.03)	(0.53)	NM
EBITDA *	$(13,699)	$(1,421)	$(12,278)	NM
Adjusted EBITDA *	$(8,505)	$2,626	$(11,131)	NM

NM=Not meaningful; * See reconciliation of non-GAAP financial measures to GAAP results below

POWER SOLUTIONS INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except par values)	As of March 31, 2021	As of December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$23,404	$20,968
Restricted cash	3,299	3,299
Accounts receivable, net of allowances of $3,269 and $3,701 as of March 31, 2021 and December 31, 2020, respectively	52,527	60,148
Income tax receivable	3,705	3,708
Inventories, net	109,092	108,213
Prepaid expenses and other current assets	8,115	6,351

Total current assets	200,142	202,687

Property, plant and equipment, net	19,400	20,181
Intangible assets, net	9,685	10,319
Goodwill	29,835	29,835
Other noncurrent assets	19,992	20,955

TOTAL ASSETS	$279,054	$283,977

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$55,150	$31,547
Current maturities of long-term debt	292	310
Revolving line of credit	130,000	130,000
Other accrued liabilities	66,465	77,619

Total current liabilities	251,907	239,476

Deferred income taxes	1,255	886
Long-term debt, net of current maturities	695	781
Noncurrent contract liabilities	3,087	3,181
Other noncurrent liabilities	34,055	33,556

TOTAL LIABILITIES	$290,999	$277,880

STOCKHOLDERS’ (DEFICIT) EQUITY
Preferred stock – $0.001 par value. Shares authorized: 5,000. No shares issued and outstanding at all dates.	$—	$—
Common stock – $0.001 par value; 50,000 shares authorized; 23,117 shares issued; 22,892 shares outstanding at both March 31, 2021 and December 31, 2020	23	23
Additional paid-in capital	157,371	157,262
Accumulated deficit	(168,044)	(149,894)
Treasury stock, at cost, 225 shares at both March 31, 2021 and December 31, 2020	(1,295)	(1,294)

TOTAL STOCKHOLDERS’ (DEFICIT) EQUITY	(11,945)	6,097

TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY	$279,054	$283,977

POWER SOLUTIONS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands)	For the Three Months Ended March 31,
	2021	2020
Cash provided by operating activities
Net loss	$(18,150)	$(712)
Adjustments to reconcile net loss to net cash provided by operating activities:
Amortization of intangible assets	634	763
Depreciation	1,266	1,296
Stock-based compensation expense	109	157
Amortization of financing fees	1,158	116
Deferred income taxes	369	(390)
Other adjustments, net	574	(162)
Changes in operating assets and liabilities:
Accounts receivable, net	7,620	45,585
Inventory, net	(1,363)	(16,811)
Prepaid expenses and other assets	(84)	(5,530)
Accounts payable	24,287	(8,586)
Accrued expenses	(11,144)	9,694
Other noncurrent liabilities	405	(1,116)

Net cash provided by operating activities	5,681	24,304

Cash used in investing activities
Capital expenditures	(617)	(779)
Other investing activities, net	10	7

Net cash used in investing activities	(607)	(772)

Cash used in financing activities
Proceeds from revolving line of credit	—	127,560
Repayments of revolving line of credit	—	(150,258)
Payments of deferred financing costs	(2,536)	—
Other financing activities, net	(102)	(21)

Net cash used in financing activities	(2,638)	(22,719)

Net increase in cash, cash equivalents, and restricted cash	2,436	813
Cash, cash equivalents, and restricted cash at beginning of the period	24,267	3

Cash, cash equivalents, and restricted cash at end of the period	$26,703	$816

Non-GAAP Financial Measures

In addition to the results provided in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) above, this press release also includes non-GAAP (adjusted) financial measures. Non-GAAP financial measures provide insight into selected financial information and should be evaluated in the context in which they are presented. These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP, and non-GAAP financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies. The non-GAAP financial measures should be considered in conjunction with the consolidated financial statements, including the related notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations within the Company’s Form 10-Q for the three months ended March 31, 2021. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated below.

Non-GAAP Financial Measure	Comparable GAAP Financial Measure
Adjusted net income (loss)	Net income (loss)
Adjusted earnings (loss) per share	Earnings (loss) per common share – diluted
EBITDA	Net income (loss)
Adjusted EBITDA	Net income (loss)

The Company believes that Adjusted net income (loss), Adjusted earnings (loss) per share, EBITDA, and Adjusted EBITDA provide relevant and useful information, which is widely used by analysts, investors and competitors in its industry as well as by the Company’s management in assessing the performance of the Company. Adjusted net income (loss) is defined as net income (loss) as adjusted for certain items that the Company believes are not indicative of its ongoing operating performance. Adjusted earnings (loss) per share is a measure of the Company’s diluted earnings (loss) per common share adjusted for the impact of special items. EBITDA provides the Company with an understanding of earnings before the impact of investing and financing charges and income taxes. Adjusted EBITDA further excludes the effects of other non-cash charges and certain other items that do not reflect the ordinary earnings of the Company’s operations.

Adjusted net income (loss), Adjusted earnings (loss) per share, EBITDA, and Adjusted EBITDA are used by management for various purposes, including as a measure of performance of the Company’s operations and as a basis for strategic planning and forecasting. Adjusted net income (loss), Adjusted earnings (loss) per share, and Adjusted EBITDA may be useful to an investor because these measures are widely used to evaluate companies’ operating performance without regard to items excluded from the calculation of such measures, which can vary substantially from company to company depending on the accounting methods, the book value of assets, the capital structure and the method by which the assets were acquired, among other factors. They are not, however, intended as alternative measures of operating results or cash flow from operations as determined in accordance with U.S. GAAP.

The following table presents a reconciliation from Net loss to Adjusted net loss for the three months ended March 31, 2021 and 2020 (UNAUDITED):

(in thousands)	For the Three Months Ended March 31,
	2021	2020
Net loss	$(18,150)	$(712)
Stock-based compensation [1]	109	157
Severance [2]	460	—
Incremental financial reporting [3]	—	822
Internal control remediation [4]	393	598
Government investigations and other legal matters [5]	4,232	2,470
Discrete income tax items [6]	—	(4,006)

Adjusted net loss	$(12,956)	$(671)

The following table presents a reconciliation from Loss per common share - diluted to Adjusted loss per share for the three months ended March 31, 2021 and 2020 (UNAUDITED):

	For the Three Months Ended March 31,
	2021	2020
Loss per common share – diluted	$(0.79)	$(0.03)
Stock-based compensation [1]	0.01	0.01
Severance [2]	0.02	—
Incremental financial reporting [3]	—	0.04
Internal control remediation [4]	0.02	0.03
Government investigations and other legal matters [5]	0.18	0.10
Discrete income tax items [6]	—	(0.18)

Adjusted loss per share – diluted	$(0.56)	$(0.03)

Diluted shares (in thousands)	22,892	22,858

The following table presents a reconciliation from Net loss to EBITDA and Adjusted EBITDA for the three months ended March 31, 2021 and 2020 (UNAUDITED):

(in thousands)	For the Three Months Ended March 31,
	2021	2020
Net loss	$(18,150)	$(712)
Interest expense	2,161	1,274
Income tax expense (benefit)	390	(4,042)
Depreciation	1,266	1,296
Amortization of intangible assets	634	763

EBITDA	(13,699)	(1,421)
Stock-based compensation [1]	109	157
Severance [2]	460	—
Incremental financial reporting [3]	—	822
Internal control remediation [4]	393	598
Government investigations and other legal matters [5]	4,232	2,470

Adjusted EBITDA	$(8,505)	$2,626

1.	Amounts reflect non-cash stock-based compensation expense.
2.	Amounts represent severance and other post-employment costs for certain former employees of the Company.
3.

Amounts represent professional services fees related to the Company’s efforts to prepare, audit and file delinquent financial statements with the SEC, as well as tax compliance matters impacted by the restatement of prior period financial statements. The amounts exclude $0.9 million for the three months ended March 31, 2020.

4.	Amounts represent professional services fees related to the Company’s efforts to remediate internal control material weaknesses including certain costs to upgrade IT systems.
5.

Amounts include professional services fees for the three months ended March 31, 2021 and 2020 of $3.2 million and $1.3 million, respectively, related to costs to indemnify certain former officers and employees of the Company. The Company is obligated to pay legal costs of certain former officers and employees in accordance with Company bylaws and certain indemnification agreements. As further discussed in Note 9. Commitments and Contingencies of Part I, Item 1. Financial Statements within the Company’s Form 10-Q for the three months ended March 31, 2021, the Company fully exhausted its historical primary directors’ and officers’ insurance coverage in connection with these matters during the first quarter of 2020. Also included are professional services fees and reserves related to certain other legal matters.

6.	Amount consists of the impact of the enactment of the CARES Act in March 2020 and a change in the deferred tax liability related to an indefinite-lived tangible asset.